Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Hotline:	(608) 458-4040
	Investor Relations:	Zac Fields (319) 786-8146

ALLIANT ENERGY ANNOUNCES SECOND QUARTER 2021 RESULTS

•Second quarter earnings per share were $0.57 in 2021 versus $0.54 in 2020
•With strong year-to-date results, currently tracking toward the upper half of 2021 earnings guidance range of $2.50 to $2.64

MADISON, Wis. - August 5, 2021 - Alliant Energy Corporation (NASDAQ: LNT) today announced U.S. generally accepted accounting principles (GAAP) consolidated unaudited earnings per share (EPS) for the three months ended June 30 as follows:

	GAAP EPS
	2021	2020
Utilities and Corporate Services	$0.51	$0.48
American Transmission Company (ATC) Holdings	0.03	0.04
Non-utility and Parent	0.03	0.02
Alliant Energy Consolidated	$0.57	$0.54

“Our purpose-driven strategy has once again delivered solid financial and operating results,” said John Larsen, Alliant Energy Chair, President and CEO. “We recently hosted an ESG Investor Day, showcasing our Corporate Responsibility Report and highlighting our position as a leading utility in the renewable energy transition. We are pleased to share that solid results through the first half of the year have us currently tracking toward the upper half of our 2021 earnings guidance.”

Utilities and Corporate Services - Alliant Energy’s Utilities and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $0.51 per share of GAAP EPS in the second quarter of 2021, which was $0.03 per share higher than the second quarter of 2020. The primary drivers of higher EPS were higher earnings resulting from IPL’s and WPL’s increasing rate base, as well as warmer temperature impacts on electric sales for the quarter. These items were partially offset by higher depreciation expense and lower allowance for funds used during construction.

Details regarding GAAP EPS variances between the second quarters of 2021 and 2020 for Alliant Energy are as follows:

Variance
Higher revenue requirements primarily due to increasing rate base	$0.10
Estimated temperature impact on retail electric and gas sales	0.03
Higher depreciation expense	(0.03)
Lower allowance for funds used during construction	(0.03)
Higher WPL retail electric fuel-related costs, net of recoveries	(0.02)
Other	(0.02)
Total	$0.03

Higher revenue requirements primarily due to increasing rate base - In 2020, IPL received a final order from the Iowa Utilities Board (IUB) to increase annual rates for its Iowa retail electric customers based on a 2020 forward-looking Test Period. Effective with the implementation of final rates covering the 2020 forward-looking Test Period on February 26, 2020, IPL began recovering a return of, as well as earning a return on, its new wind generation placed in service in 2019 and 2020 from its retail electric customers through a renewable energy rider. Other applicable costs and tax benefits associated with the new wind generation, excluding operation and maintenance expenses, are also included in the rider. The renewable energy rider factor is updated on an annual basis using forecasted rate base and costs for the current year. The 2021 renewable energy rider factor includes the full impact of the wind expansion completed in 2020, resulting in increased earnings for 2021. IPL recognized a $0.06 per share increase in the second quarter of 2021 due to the higher revenue requirements from increasing rate base related to the new wind generation. This increasing rate base at IPL also resulted in higher depreciation expense and lower allowance for funds used during construction in the second quarter of 2021.

In December 2020, the Public Service Commission of Wisconsin issued an order authorizing WPL to maintain its current retail electric and gas base rates, authorized return on equity, regulatory capital structure and earnings sharing mechanism through the end of 2021. WPL will utilize anticipated fuel-related cost savings and excess deferred income tax benefits in 2021 to offset the revenue requirement impacts of increasing electric and gas rate base. WPL recognized a $0.04 per share increase in the second quarter of 2021 due to higher revenue requirements from increasing electric and gas rate base. This increasing rate base at WPL was primarily attributable to its Kossuth wind farm, which was placed in service in October 2020, and the expansion of its gas distribution system in Western Wisconsin, which was placed in service in November 2020. This increasing rate base at WPL also resulted in higher depreciation expense and lower allowance for funds used during construction in the second quarter of 2021.

Estimated temperature impact on retail electric and gas sales - Alliant Energy’s retail electric and gas sales increased in the second quarter of 2021 due to impacts of temperatures on customer demand. The estimated temperature impacts on retail electric and gas sales was a $0.05 per share increase in the second quarter of 2021, compared to a $0.02 per share increase in the second quarter of 2020.

Higher WPL retail electric fuel-related costs, net of recoveries - WPL recognized costs of $0.02 per share in the second quarter of 2021 as a result of fuel and purchased power prices, which were higher than the 2021 fuel component of retail customer rates. There was no material impact for this item in the second quarter of 2020.

2021 Earnings Guidance

Alliant Energy’s consolidated EPS guidance of $2.50 - $2.64 for 2021 remains unchanged. Drivers for Alliant Energy’s 2021 earnings guidance include, but are not limited to:
•Ability of IPL and WPL to earn their authorized rates of return
•Stable economy and resulting implications on utility sales
•Normal temperatures in its utility service territories
•Execution of cost controls
•Execution of capital expenditure and financing plans
•Consolidated effective tax rate of (17%)

The 2021 earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, future changes in laws, regulations or regulatory policies, adjustments made to deferred tax assets and liabilities from valuation allowances, changes in credit loss liabilities related to guarantees, settlement charges related to employee benefit plans, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings, future changes in laws or regulations including potential tax reform, or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

Earnings Conference Call

A conference call to review the second quarter 2021 results is scheduled for Friday, August 6th at 9:00 a.m. central time. Alliant Energy Chair, President and Chief Executive Officer John Larsen, and Executive Vice President and Chief Financial Officer Robert Durian will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-394-8218 (United States or Canada) or 323-794-2149 (International), passcode 4175543. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through August 13, 2021, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 4175543. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

About Alliant Energy Corporation

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Finance, LLC, the parent company of Alliant Energy’s non-utility operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 975,000 electric and 420,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wisconsin, is a component of the S&P 500 and is traded on the Nasdaq Global Select Market under the symbol LNT. For more information, visit the Company’s Web site at www.alliantenergy.com.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements can be identified by words such as “forecast,” “expect,” “guidance,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•the direct or indirect effects resulting from the COVID-19 pandemic on sales volumes, margins, operations, employees, contractors, vendors, the ability to complete construction projects, supply chains, customers’ inability to pay bills, suspension of disconnects, the market value of the assets that fund pension plans and the potential for additional funding requirements, the ability of counterparties to meet their obligations, compliance with regulatory requirements, the ability to implement regulatory plans, economic conditions and access to capital markets;
•the impact of penalties or third-party claims related to, or in connection with, a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;
•the direct or indirect effects resulting from terrorist incidents, including physical attacks and cyber attacks, or responses to such incidents;
•the impact of customer- and third party-owned generation, including alternative electric suppliers, in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;
•the impact of energy efficiency, franchise retention and customer disconnects on sales volumes and margins;
•the impact that price changes may have on IPL’s and WPL’s customers’ demand for electric, gas and steam services and their ability to pay their bills;
•IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of and/or the return on costs, including fuel costs, operating costs, transmission costs, deferred expenditures, deferred tax assets, tax expense, capital expenditures, and remaining costs related to electric generating units (EGUs) that may be permanently closed and certain other retired assets, decreases in sales volumes, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;
•federal and state regulatory or governmental actions, including the impact of legislation, and regulatory agency orders;
•the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;
•the impacts of changes in tax rates, including minimum tax rates, and adjustments made to deferred tax assets and liabilities;
•employee workforce factors, including changes in key executives, ability to hire and retain employees with specialized skills, ability to create desired corporate culture, collective bargaining agreements and negotiations, work stoppages or restructurings;
•any material post-closing payments related to any past asset divestitures, including the sale of Whiting Petroleum, which could result from, among other things, indemnification agreements, warranties, guarantees or litigation;
•weather effects on results of utility operations;
•issues associated with environmental remediation and environmental compliance, including compliance with all environmental and emissions permits, the Coal Combustion Residuals rule, future changes in environmental laws and regulations, including federal, state or local regulations for carbon dioxide emissions reductions from new and existing fossil-fueled EGUs, and litigation associated with environmental requirements;
•increased pressure from customers, investors and other stakeholders to more rapidly reduce carbon dioxide emissions;
•the ability to defend against environmental claims brought by state and federal agencies, such as the U.S. Environmental Protection Agency, state natural resources agencies or third parties, such as the Sierra Club, and the impact on operating expenses of defending and resolving such claims;
•continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;
•inflation and interest rates;
•the ability to complete construction of solar generation projects within the cost targets set by regulators, the ability to achieve the expected level of tax benefits based on tax guidelines and project costs, and the ability to efficiently utilize the solar generation project tax benefits for the benefit of customers;
•changes in the price of delivered natural gas, transmission, purchased electricity and coal due to shifts in supply and demand caused by market conditions and regulations;
•disruptions in the supply and delivery of natural gas, purchased electricity and coal;
•the direct or indirect effects resulting from breakdown or failure of equipment in the operation of electric and gas distribution systems, such as mechanical problems and explosions or fires, and compliance with electric and gas transmission and distribution safety regulations, including regulations promulgated by the Pipeline and Hazardous Materials Safety Administration;
•issues related to the availability and operations of EGUs, including start-up risks, breakdown or failure of equipment, performance below expected or contracted levels of output or efficiency, operator error, employee safety, transmission constraints, compliance with mandatory reliability standards and risks related to recovery of resulting incremental costs through rates;
•impacts that excessive heat, excessive cold, storms or natural disasters may have on Alliant Energy’s, IPL’s and WPL’s operations and recovery of costs associated with restoration activities or on the operations of Alliant Energy’s investments;
•Alliant Energy’s ability to sustain its dividend payout ratio goal;
•changes to costs of providing benefits and related funding requirements of pension and other postretirement benefits plans due to the market value of the assets that fund the plans, economic conditions, financial market performance, interest rates, timing and form of benefits payments, life expectancies and demographics;
•material changes in employee-related benefit and compensation costs;
•risks associated with operation and ownership of non-utility holdings;

•changes in technology that alter the channels through which customers buy or utilize Alliant Energy’s, IPL’s or WPL’s products and services;
•impacts on equity income from unconsolidated investments from valuations and potential changes to ATC LLC’s authorized return on equity;
•impacts of IPL’s future tax benefits from Iowa rate-making practices, including deductions for repairs expenditures, allocation of mixed service costs and state depreciation, and recoverability of the associated regulatory assets from customers, when the differences reverse in future periods;
•changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;
•current or future litigation, regulatory investigations, proceedings or inquiries;
•reputational damage from negative publicity, protests, fines, penalties and other negative consequences resulting in regulatory and/or legal actions;
•the effect of accounting standards issued periodically by standard-setting bodies;
•the ability to successfully complete tax audits and changes in tax accounting methods with no material impact on earnings and cash flows; and
•other factors listed in the “2021 Earnings Guidance” section of this press release.

For more information about potential factors that could affect Alliant Energy’s business and financial results, refer to Alliant Energy’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), including the section therein titled “Risk Factors,” and its other filings with the SEC.

Without limitation, the expectations with respect to 2021 earnings guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding Alliant Energy’s financial results, this press release includes reference to certain non-GAAP financial measures. These measures include income and EPS for the six months ended June 30, 2020 excluding a credit loss charge on guarantees for an affiliate of Whiting Petroleum. Alliant Energy believes this non-GAAP financial measure is useful to investors because it provides an alternate measure to better understand and compare across periods the operating performance of Alliant Energy without the distortion of items that management believes are not normally associated with ongoing operations, and also provides additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance. Alliant Energy’s management also uses income, as adjusted, to determine performance-based compensation.

In addition, Alliant Energy included in this press release IPL; WPL; Corporate Services; Utilities and Corporate Services; ATC Holdings; and Non-utility and Parent EPS for the three and six months ended June 30, 2021 and 2020. Alliant Energy believes these non-GAAP financial measures are useful to investors because they facilitate an understanding of segment performance and trends, and provide additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance.

This press release references year-over-year variances in utility electric margins and utility gas margins. Utility electric margins and utility gas margins are non-GAAP financial measures that will be reported and reconciled to the most directly comparable GAAP measure, operating income, in our second quarter 2021 Form 10-Q.

The tax impact adjustment represents the impact of the tax effect of the pre-tax non-GAAP adjustment excluded from non-GAAP net income. The tax impact of the non-GAAP adjustment is calculated based on the estimated consolidated statutory tax rate.

Reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable GAAP financial measures are included in the earnings summaries that follow.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
EARNINGS SUMMARY (Unaudited)

The following tables provide a summary of Alliant Energy’s results for the three months ended June 30:

EPS:	Three Months
	GAAP EPS
	2021	2020
IPL	$0.35	$0.24
WPL	0.15	0.23
Corporate Services	0.01	0.01
Subtotal for Utilities and Corporate Services	0.51	0.48
ATC Holdings	0.03	0.04
Non-utility and Parent	0.03	0.02
Alliant Energy Consolidated	$0.57	$0.54

Earnings (in millions):	Three Months
	GAAP Income (Loss)
	2021	2020
IPL	$86	$60
WPL	38	58
Corporate Services	4	3
Subtotal for Utilities and Corporate Services	128	121
ATC Holdings	8	10
Non-utility and Parent	8	3
Alliant Energy Consolidated	$144	$134

The following tables provide a summary of Alliant Energy’s results for the six months ended June 30:

EPS:	Six Months
	GAAP EPS		Adjustments		Non-GAAP EPS
	2021	2020	2021	2020	2021	2020
IPL	$0.66	$0.58	$—	$—	$0.66	$0.58
WPL	0.49	0.60	—	—	0.49	0.60
Corporate Services	0.02	0.02	—	—	0.02	0.02
Subtotal for Utilities and Corporate Services	1.17	1.20	—	—	1.17	1.20
ATC Holdings	0.07	0.07	—	—	0.07	0.07
Non-utility and Parent	0.02	(0.04)	—	0.02	0.02	(0.02)
Alliant Energy Consolidated	$1.26	$1.23	$—	$0.02	$1.26	$1.25

Earnings (in millions):	Six Months
	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2021	2020	2021	2020	2021	2020
IPL	$165	$142	$—	$—	$165	$142
WPL	122	147	—	—	122	147
Corporate Services	7	7	—	—	7	7
Subtotal for Utilities and Corporate Services	294	296	—	—	294	296
ATC Holdings	16	18	—	—	16	18
Non-utility and Parent	5	(10)	—	6	5	(4)
Alliant Energy Consolidated	$315	$304	$—	$6	$315	$310

Adjusted, or non-GAAP, earnings for the six months ended June 30 do not include the following item that was included in the reported GAAP earnings:

	Non-GAAP Loss		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2021	2020	2021	2020
Non-utility and Parent:
Credit loss charge on guarantees for an affiliate of Whiting Petroleum, net of tax impacts of $2 million	$—	$6	$—	$0.02

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in millions, except per share amounts)
Revenues:
Electric utility	$717	$675	$1,418	$1,405
Gas utility	69	59	239	211
Other utility	10	10	23	22
Non-utility	21	19	38	41
	817	763	1,718	1,679
Operating expenses:
Electric production fuel and purchased power	138	164	271	348
Electric transmission service	121	72	255	194
Cost of gas sold	31	21	131	106
Other operation and maintenance	160	159	306	322
Depreciation and amortization	165	152	329	298
Taxes other than income taxes	26	27	52	55
	641	595	1,344	1,323
Operating income	176	168	374	356
Other (income) and deductions:
Interest expense	69	70	138	139
Equity income from unconsolidated investments, net	(19)	(18)	(34)	(31)
Allowance for funds used during construction	(5)	(15)	(9)	(38)
Other	2	3	4	4
	47	40	99	74
Income before income taxes	129	128	275	282
Income tax benefit	(17)	(8)	(45)	(27)
Net income	146	136	320	309
Preferred dividend requirements of IPL	2	2	5	5
Net income attributable to Alliant Energy common shareowners	$144	$134	$315	$304
Weighted average number of common shares outstanding:
Basic	250.2	249.6	250.1	247.0
Diluted	250.6	249.8	250.5	247.2
Earnings per weighted average common share attributable to Alliant Energy common shareowners:
Basic	$0.58	$0.54	$1.26	$1.23
Diluted	$0.57	$0.54	$1.26	$1.23

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2021	December 31, 2020
	(in millions)
ASSETS:
Current assets:
Cash and cash equivalents	$15	$54
Other current assets	884	833
Property, plant and equipment, net	14,540	14,336
Investments	506	485
Other assets	1,994	2,002
Total assets	$17,939	$17,710
LIABILITIES AND EQUITY:
Current liabilities:
Current maturities of long-term debt	$308	$8
Commercial paper	535	389
Other current liabilities	796	900
Long-term debt, net (excluding current portion)	6,468	6,769
Other liabilities	3,813	3,756
Equity:
Alliant Energy Corporation common equity	5,819	5,688
Cumulative preferred stock of Interstate Power and Light Company	200	200
Total equity	6,019	5,888
Total liabilities and equity	$17,939	$17,710

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2021	2020
	(in millions)
Cash flows from operating activities:
Cash flows from operating activities excluding accounts receivable sold to a third party	$468	$535
Accounts receivable sold to a third party	(261)	(216)
Net cash flows from operating activities	207	319
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(426)	(584)
Other	(32)	(24)
Cash receipts on sold receivables	295	210
Other	(27)	6
Net cash flows used for investing activities	(190)	(392)
Cash flows from (used for) financing activities:
Common stock dividends	(203)	(187)
Proceeds from issuance of common stock, net	15	235
Proceeds from issuance of long-term debt	—	1,050
Payments to retire long-term debt	(4)	(654)
Net change in commercial paper	146	(152)
Other	(11)	(28)
Net cash flows from (used for) financing activities	(57)	264
Net increase (decrease) in cash, cash equivalents and restricted cash	(40)	191
Cash, cash equivalents and restricted cash at beginning of period	56	18
Cash, cash equivalents and restricted cash at end of period	$16	$209

KEY FINANCIAL AND OPERATING STATISTICS

	June 30, 2021	June 30, 2020
Common shares outstanding (000s)	250,258	249,644
Book value per share	$23.25	$22.22
Quarterly common dividend rate per share	$0.4025	$0.38

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Utility electric sales (000s of megawatt-hours)
Residential	1,669	1,636	3,547	3,444
Commercial	1,467	1,364	3,027	2,920
Industrial	2,622	2,415	5,240	5,007
Industrial - co-generation customers	201	194	417	363
Retail subtotal	5,959	5,609	12,231	11,734
Sales for resale:
Wholesale	643	578	1,329	1,193
Bulk power and other	844	1,052	1,229	2,316
Other	16	18	35	36
Total	7,462	7,257	14,824	15,279
Utility retail electric customers (at June 30)
Residential	829,643	825,156
Commercial	144,119	143,509
Industrial	2,446	2,439
Total	976,208	971,104
Utility gas sold and transported (000s of dekatherms)
Residential	3,535	3,954	17,266	17,121
Commercial	2,583	2,525	11,194	10,387
Industrial	486	544	1,575	1,537
Retail subtotal	6,604	7,023	30,035	29,045
Transportation / other	23,056	25,888	47,746	54,704
Total	29,660	32,911	77,781	83,749
Utility retail gas customers (at June 30)
Residential	375,291	373,387
Commercial	44,337	44,399
Industrial	345	351
Total	419,973	418,137

Estimated margin increases (decreases) from impacts of temperatures (in millions) -
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Electric margins	$17	$5	$20	($1)
Gas margins	—	2	2	(1)
Total temperature impact on margins	$17	$7	$22	($2)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Normal	2021	2020	Normal
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	728	820	666	4,334	3,996	4,098
Madison, Wisconsin (WPL)	760	915	811	4,359	4,137	4,333
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	329	234	240	329	234	242
Madison, Wisconsin (WPL)	310	214	182	310	214	184

(a)HDDs and CDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDDs and CDDs.